TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO
RESTATED AGREEMENT AND DECLARATION OF TRUST
The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the “Declaration”), hereby adopt the following resolutions:

WHEREAS, pursuant to a Plan of Liquidation for the Touchstone International Value Fund (the “Fund”) executed by the Trust pursuant to authorization granted by the Trustees of the Trust (the “Board”) at a meeting of the Trustees held on February 12, 2019 pursuant to notice duly given and at which a quorum consisting of at least a majority of the Trustees was present and acting throughout, the Fund has ceased normal business operations, liquidated its assets, provided for the payment or discharge of its liabilities, and, as of the date hereof, distributed to each remaining shareholder of the Fund such shareholder’s proportionate interest in the remaining net assets of the Fund; and
WHEREAS, as of the date hereof, there are no shares outstanding of the Fund.
RESOLVED, that pursuant to Section 4.1 of the Declaration, the Shares of the Touchstone International Value Fund, and the establishment and designation thereof, are hereby abolished; and
FURTHER RESOLVED, that Section 4.2 of the Declaration is hereby amended to remove the Touchstone International Value Fund as a Series of the Trust, and following execution of such amendment to the Declaration (the “Amendment”), the proper officers of the Trust be, and they hereby are, authorized to file or cause to be filed such Amendment with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston.
Capitalized terms used but not defined in this amendment to the Declaration have the meanings otherwise assigned to them in the Declaration.
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IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, hereunto set their hand this 16th day of May, 2019.

/s/ Karen Carnahan Karen Carnahan	/s/ Phillip R. Cox Phillip R. Cox
/s/ William C. Gale William C. Gale	/s/ Susan J. Hickenlooper Susan J. Hickenlooper
/s/ Jill T. McGruder Jill T. McGruder	/s/ Kevin A. Robie Kevin A. Robie
/s/ Edward J. VonderBrink Edward J. VonderBrink